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                          ASSET PURCHASE AND SALE AGREEMENT

    This Asset Purchase and Sale Agreement (this "Agreement") is made and entered into as of September 1, 1996 by and among Advanced Materials, Inc., a California corporation ("Buyer"), Gasket and Molded Products, Inc., a Colorado corporation ("Seller") and Richard S. Rouse, a shareholder of Seller (the "Shareholder") and Neal M. Price, a shareholder of Seller (as to Section 5.3 only).

                                       RECITALS

    WHEREAS, subject to the terms and conditions hereof, Seller desires to sell all of its right, title and interest in and to the properties and assets owned or used or held for use by Seller, whether tangible or intangible, of every kind whatsoever, including all those relating to or used in connection with, or useful or necessary for the conduct of, or otherwise material to, Seller's business, wherever located, and the goodwill pertaining thereto, except the Excluded Assets (the "Assets"); and

    WHEREAS, subject to the terms and conditions hereof, Buyer desires to purchase said Assets of Seller for the consideration specified herein; and

    WHEREAS, Shareholder has agreed to guarantee certain of the obligations of Seller hereunder.

                                      AGREEMENT

    NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, and subject to the terms and conditions set forth herein, the parties agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

    As used in this Agreement, the following terms shall have the meanings indicated below:

    "ACCOUNTS RECEIVABLE" shall have the meaning set forth in Section 3.13.

    "ADJUSTED PURCHASE PRICE" shall have the meaning set forth in Section
2.5(b).

    "AFFILIATE" shall mean, in respect of any specified Person, any other
Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person or if such specified Person bears a familial relationship with such other Person (the terms "controls," "controlled" or "control" meaning the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of securities by contract or credit arrangement, as trustee or executor, or otherwise).

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    "AFFILIATED PARTIES" shall have the meaning set forth in Section 7.1.

    "AGENT" shall have the meaning set forth in Section 2.5(c).

    "AGREEMENT" shall have the meaning set forth in the Preamble.

    "ASSETS" shall have the meaning set forth in the Preamble.

    "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.3.

    "BUYER" shall have the meaning set forth in the Preamble.

    "BUYER'S WARRANTY COSTS" shall have the meaning set forth in Section 5.4.

    "CERCLA" shall have the meaning set forth within the definition of "Environmental Protection Laws"

    "CLOSING" shall have the meaning set forth in Section 2.4.

    "CLOSING DATE" shall have the meaning set forth in Section 2.4.

    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    "CONTRACTS" shall have the meaning set forth in Section 2.1(c).

    "EMPLOYMENT-RELATED AGREEMENTS" shall mean (i) any employment, consulting, collective bargaining or similar agreement, whether written or oral, to which Seller is a party or by which it is bound, (ii) any plan, agreement or arrangement sponsored by or contributed to by Seller, including, without limitation, any life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, stock purchase, stock option, holiday, vacation, severance pay, sick pay, sick leave, disability, educational assistance, tuition refund, service award, company car, scholarship, relocation, fringe benefit, severance contracts, sales commissions, automobile allowances or insurance, supplemental, pension arrangements, and other policies, practices or commitments, whether written or unwritten, providing employee or executive compensation or benefits to employees of Seller, (iii) any employee benefit plan as defined in Section 3(3) of ERISA, and (iv) any arrangement or understanding for the payment of post-retirement benefits.

    "EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in Section 3.18.

    "ENVIRONMENTAL PROTECTION LAWS" shall mean all federal, state, local and foreign laws, statutes, regulations having the force and effect of law, permits, court decrees, judgments, injunctions and written orders concerning (i) public health and safety relating to toxic or hazardous substances or (ii) pollution or protection of the environment or natural resources, including, without limitation,

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the Comprehensive Environmental Response, Compensation, and Liability Act
("CERCLA") (42 U.S.C. Section 9601 ET SEQ.); the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.); the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 ET SEQ.); the Clean Water Act (33 U.S.C. Section 1251 ET SEQ.); the Safe Drinking Water Act (14 U.S.C. Section 1401 ET SEQ.); the Toxic Substances Control Act (15 U.S.C.
Section 2601 ET SEQ.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ. ); the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001-11005, 11021-11023, and 11041-11050); the Porter-Cologne Water
Quality Act (California Water Code Sections 13000-13999.19); the Hazardous Waste Control Law (California Health & Safety Code Sections 25100-25250.25); the Safe Drinking Water and Toxic Enforcement Act (California Health & Safety Code Sections 25249.5-25249.13); California Health & Safety Code Sections 25280-25299.81 (regarding Underground Storage of Hazardous Substances) and Sections 25500-25545 (regarding Hazardous Materials Inventories and Emergency Plans); the Hazardous Substance Account Act (California Health & Safety Code Sections 25300-25393); and California Health & Safety Code Sections 39000-44384 regarding Air Resources; in each case including the regulations promulgated thereunder.

    "EPA" shall mean the United States Environmental Protection Agency, or any successor United States governmental agency.

    "EQUIPMENT" shall have the meaning set forth in Section 2.1(a).

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

    "ERISA AFFILIATE" of Seller shall mean any other Person that, together with Seller as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

    "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.2.

    "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 2.3.

    "FINANCIALS" shall have the meaning set forth in Section 5.3.

    "GAAP" shall mean generally accepted accounting principles as in effect at the time in question.

    "HOLD-BACK AMOUNT" shall have the meaning set forth in Section 2.5(c).

    "INDEMNIFIED PARTY" shall have the meaning set forth in Section 7.3.

    "INDEMNIFYING PARTY" shall have the meaning set forth in Section 7.3.

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    "INDEPENDENT ACCOUNTING FIRM" shall have the meaning set forth in Section
2.5(b).

    "INTANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in Section 3.16.

    "INVENTORY" shall have the meaning set forth in Section 2.1(b).

    "IRS" shall mean the Internal Revenue Service.

    "LEASE" shall have the meaning set forth in Section 3.14.

    "LICENSES" shall have the meaning set forth in Section 3.16.

    "LOSSES" shall have the meaning set forth in Section 7.1.

    "MATERIAL CONTRACTS" shall have the meaning set forth in Section 3.19.

    "PCBs" shall have the meaning set forth in the definition of "Regulated Substance."

    "PERSON" shall mean any entity or natural person or any corporation, partnership, joint venture or other entity, whether or not a legal entity.

    "PRIME RATE" shall mean the reference rate as reported by Wells Fargo Bank, N.A.

    "PURCHASE PRICE" shall have the meaning set forth in Section 2.5(a).

    "REAL PROPERTY" shall have the meaning set forth in Section 3.14.

    "RCRA" shall have the meaning set forth within the definition of "Environmental Protection Laws."

    "REGULATED SUBSTANCE" shall mean any chemical or substance subject to or regulated under any Environmental Protection Law including, without limitation, any "pollutant or contaminant" or "hazardous substance" as those terms are defined in CERCLA, any "hazardous waste" as that term is defined in RCRA, and any other hazardous or toxic wastes, substances, or materials, petroleum (including crude oil and refined and unrefined fractions thereof), polychlorinated biphenyls ("PCBs"), infectious waste, special waste, pesticides, fungicides, solvents, herbicides, flammables, explosives, asbestos and asbestos-containing material, and radioactive materials, whether injurious by themselves or in combination with other materials.

    "RELATED PARTIES" shall have the meaning set forth in Section 3.19(a)(v).

    "RIGHTS" shall have the meaning set forth in Section 2.7(b).

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    "SBA LOAN" shall have the meaning set forth in Section 2.3

    "SELLER" shall have the meaning set forth in the Preamble.

    "SHAREHOLDER" shall have the meaning set forth in the Preamble.

    "TAX" OR "TAXES" shall mean any and all taxes imposed or required to be collected by any federal, state or local taxing authority in the United States, or by any foreign taxing authority under any statute or regulation, including, without limitation, all income, gross receipts, sales, use, personal property, use and occupancy, business occupation, unemployment, disability withholding, mercantile, ad valorem, transfer, license, withholding, payroll, employment, excise, real estate, environmental, capital stock, franchise, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties and other additions thereto.

    "TRANSACTIONS" shall mean, in respect of any party, all transactions contemplated by this Agreement that involve, relate to or affect such party.

                                      ARTICLE II

                             PURCHASE AND SALE OF ASSETS

    SECTION 2.1 SALE OF ASSETS. Subject to the provisions of this Agreement, Seller agrees to sell and Buyer agrees to purchase, at the Closing, all of Seller's right, title and interest in and to the Assets, including, without limitation:

    (a) All tangible assets, including without limitation, the tangible assets listed in Schedule 2.1(a), and further including all of Seller's equipment, machinery, tools, jigs and dies, computers, software and furniture (collectively, "Equipment");

    (b) All inventory (the "Inventory"), including, without limitation, the Inventory listed in Schedule 2.1(b);

    (c) All of the contracts, purchase orders, backlog and agreements with customers to which Seller is a party (the "Contracts"), including, without limitation, the contracts and agreements listed in Schedule 2.1(c);

    (d)  All goodwill;

    (e) All patents, patent applications, trademarks, trademark applications, copyrights, licenses, trade secrets, data, designs, drawings, specifications and other documents, know-how and information and all files, books and records with respect thereto; and

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    (f)  All books and records, data and other information, in whatever format, whether on paper or computer disk or otherwise, in the possession of Seller.

    SECTION 2.2    EXCLUDED ASSETS.    Notwithstanding anything in this
Agreement to the contrary, there shall be excluded from the Assets (the "Excluded Assets") (i) a 1992 Dodge Caravan; (ii) a 1995 Dodge Caravan; (iii) two receivables aggregating no more than $10,000 from Aerobafloor and Yukon Fitness; (iv) certain inventory described on Schedule 2.2(iv) hereof; and (v) cash on hand and bank deposits at Closing.

    SECTION 2.3    ASSUMPTION OF LIABILITIES.

    (a) Subject to the provisions of this Agreement, Buyer assumes and agrees to pay or to discharge the following obligations of Seller (the "Assumed Liabilities"): (i) SBA Loan # GP750,241-30-06-DEN in the amount (principal and interest) of approximately $68,417 (the "SBA Loan"); and (ii) accounts payable and accrued expenses as at the date of Closing incurred in the ordinary course of business and not payable to any Affiliate of Seller or the Shareholder, and not including automobile loan payments relating to Seller's 1992 Dodge Caravan and 1995 Dodge Caravan and in any event not to exceed (without the consent of Buyer) $55,000.

    (b) Except as specifically assumed by Buyer pursuant to the immediately preceding sentence, Buyer shall not assume or have any liability with respect to any other obligation or liability of Seller, whether absolute, accrued, contingent or otherwise, and whether due or to become due (the "Excluded Liabilities"). Without limiting the previous sentence, the parties acknowledge that Buyer shall specifically not assume, in addition to all other Excluded Liabilities, any liability for Taxes payable by Seller or any liability for any legal, accounting or other fees or expenses incurred by Seller in connection with the negotiation and execution of this Agreement or any related agreement. The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller and nothing herein shall prevent any party from contesting in good faith with any third party any of the Assumed Liabilities.

    (c) Buyer acknowledges that it shall pay all obligations, including Taxes (other than any such taxes referred to in Section 2.9), incurred by Buyer following the Closing.

    SECTION 2.4    TIME AND PLACE OF CLOSING.    The closing of the purchase
and sale provided for in this Agreement (herein called the "Closing") shall be held at the offices of Day Campbell & McGill at 3070 Bristol, Suite 650, Costa Mesa, California and shall be effective as of 12:01 a.m. on September 1, 1996, or at such other place or earlier or later date or time as may be fixed by mutual agreement of Buyer and Seller (the "Closing Date").

    SECTION 2.5    PURCHASE PRICE: ADJUSTED PURCHASE PRICE.

    (a) The aggregate purchase price (the "Purchase Price") to be paid by Buyer in consideration of the sale and transfer of the Assets shall be $210,000, minus the Assumed Liabilities.

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    (b)  As promptly as practicable after the Closing Date, Buyer shall prepare and deliver to Seller a statement of the adjusted purchase price (the "Adjusted Purchase Price") as at the Closing Date, which Adjusted Purchase Price shall be derived from a balance sheet as at the Closing Date prepared in accordance with generally accepted accounting principles, which balance sheet shall show the adjusted value of the Assumed Liabilities as of August 31, 1996, and which Adjusted Purchase Price shall reflect the asset value of the Assets, subject to the following adjustments and net of the Assumed Liabilities as of August 31, 1996: (A) only good and usable Inventory satisfying the representation contained in Section 3.20 hereof shall be included, and shall be valued at a fair value mutually agreed upon between the parties; (B) only Equipment satisfying the representation contained in Section 3.12 hereof shall be included, and shall be valued at fair market value mutually agreed upon between the parties; (C) only good and collectible Accounts Receivable satisfying the representation contained in Section 3.13 hereof shall be included; and (D) prepaid taxes, expenses and deposits shall be prorated as at the Closing Date.

    (c)  The Purchase Price shall be paid as follows:

         (i) At the Closing Buyer shall deliver $150,000 of the Purchase Price to Pacific National Bank, as agent (the "Agent") pursuant to a Fund Trust Agreement in the form of Exhibit 2.5(c) attached hereto and incorporated herein by reference.

         (ii) On September 15, 1996, Buyer and Seller shall cause the Agent to
(x) pay to Seller the amount of the Adjusted Purchase Price, minus $10,000 (the "Hold-back Amount") and net of the amount of Assumed Liabilities as of August 31, 1996, (y), direct a payment in the amount of the SBA Loan to an account at Norwest Bank against which Seller shall write a check to pay off the SBA Loan, and (z) distribute to Buyer the amount remaining thereafter, and Buyer shall thereafter pay other Assumed Liabilities when due.

         (iii) On or before November 30, 1996, Buyer shall cause Agent to pay Seller the Hold-back Amount, adjusted downwards dollar-for-dollar by the amount of any and all Losses of Buyer or its Affiliates resulting from (A) a breach of any of Seller's or Shareholder's representations, warranties or covenants hereunder, (B) the amount of any other Losses payable by Seller or Shareholder to Buyer pursuant to Section 7.1 hereof; (C) the amount of any Excluded Liabilities actually paid by Buyer, and (D) the amount of any Buyer's Warranty Costs, and adjusted upwards dollar-for-dollar by the amount of any and all Losses of Seller resulting from (A) a breach of any of Buyer's representations, warranties and covenants hereunder, (B) the amount of any other Losses payable by Buyer to Seller pursuant to Section 7.2 hereof; or (C) the amount of any Assumed Liabilities actually paid by Seller. Seller shall co-sign any instructions to Agent pursuant to this Section 2.5(c)(iii).

         (iv) At the time that distributions are made pursuant to Section 2.5(c)(iii), above, Buyer shall pay Seller interest on the Holdback Amount at the Prime Rate from September 1, 1996 through such date of payment.

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    (d)  All payments hereunder shall be in immediately available funds and shall be paid by wire transfer to an account designated by the recipient thereof.

    SECTION 2.6 TRANSFER OF ASSETS.

    (a) At the Closing, Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all the Assets. Such instruments of transfer (i) shall be in the form and will contain provisions not inconsistent with the provisions hereof which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (ii) shall be in form and substance reasonably satisfactory to Buyer and its counsel, and (iii) shall effectively vest in Buyer title to all the Assets free and clear of all liens, restrictions and encumbrances.

    (b) At Closing Buyer shall further deliver to Buyer an Assignment or Novation of Lease assigning Seller's lease to its manufacturing facility to Buyer, such assignment or novation to be in form and substance satisfactory to Buyer in the form of Exhibit 2.6 hereof.

    SECTION 2.7 DELIVERY OF RECORDS AND CONTRACTS: FURTHER ASSURANCES.

    (a) At the time of the Closing, subject to subsection (b) below, Seller shall deliver or cause to be delivered to Buyer all of Seller's contracts, commitments, agreements and rights which are included in the Assets, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. Seller shall also deliver to Buyer at the time of the Closing all of Seller's business records, books and other data, and Seller shall take all requisite steps to put Buyer in actual possession and operating control of the Assets.

    (b) If an attempted sale, conveyance, assignment, transfer or delivery of any contracts, claims, commitments, franchises, privileges, permits, consents, certificates, licenses or any other assets, rights or benefits to be sold, conveyed, assigned, transferred and delivered to Buyer which are included in the Assets (collectively, the "Rights") would be ineffective without the consent of any other person, and such consent has not been obtained on or before the Closing Date, this Agreement shall not constitute an assignment or an attempted assignment of such Right if such assignment or attempted assignment would constitute a breach thereof or be unlawful. In such case, Seller shall use commercially reasonable efforts to obtain, as soon as practicable, the consent of each such or other person in all cases in which such consent is required, and Seller and Buyer will cooperate in any reasonable arrangement designed to enable Seller to perform its obligations hereunder, and to provide for the assumption by Buyer of the benefits, risks and burdens of, any such agreement consistent with the provisions of this Agreement.

    (c) Seller from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Assets.

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    SECTION 2.8 ALLOCATION OF PURCHASE PRICE. Buyer and Seller shall use best efforts to agree to an allocation of the purchase price (and all other capitalized costs) among the Assets. Such allocation shall be made in accordance with the provisions of Section 1060 of the Code, and shall be binding upon Buyer and Seller for all federal and state income tax purposes.

    SECTION 2.9 SALES AND TRANSFER TAXES. Seller represents that there are no sales or transfer taxes, fees or duties under applicable law incurred in connection with this Agreement or the Transactions contemplated thereby. Notwithstanding the foregoing, Buyer agrees to pay sales taxes incurred in connection with the Transactions contemplated hereby.

                                     ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

Sellers and Shareholder, jointly and severally, hereby represent and warrant to Buyer that:

    SECTION 3.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. Seller is qualified to do business and is in good standing in the State of Colorado.

    SECTION 3.2 LICENSES AND PERMITS. Schedule 3.2 lists all permits, registrations, licenses, franchises, certifications and other approvals required from federal, state or local authorities in order for Seller to conduct and operate its business as presently conducted.

    SECTION 3.3 AUTHORITY: NO BREACH. Seller has all necessary authority and power to enter into this Agreement and to carry out the Transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Transactions contemplated hereby have been duly authorized by all necessary corporate action of Seller, including shareholder approvals, and no other action on the part of Seller is required in connection therewith. The Shareholder is under no legal disability. This Agreement constitutes the valid and binding obligation of Seller and Shareholder, enforceable against Sellers and Shareholder in accordance with its terms. The execution, delivery and performance by Seller of this Agreement do not, and the performance by Seller of the Transactions contemplated hereby, will not:

         (i) violate any provision of the Articles of Incorporation or by-laws of Seller;

         (ii) violate any laws of the United States, or any state or other jurisdiction applicable to Seller or require Seller to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;

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         (iii)   result in a violation or any breach of, constitute a default
(or an event which with notice or lapse of time or both would become a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which it or its properties is bound; or

         (iv) result in the creation or imposition of any lien, charge, encumbrance or restriction upon any of the Assets.

    SECTION 3.4 TITLE. Seller has good title to the Assets (except the Real Property) and on the Closing Date will transfer and convey good and valid title to such Assets to Buyer, free and clear of any liens, encumbrances, pledges, security interests, claims or rights of others of any kind or nature whatsoever, except as otherwise created by Buyer.

    SECTION 3.5 SUBSIDIARIES. Seller does not have any subsidiaries or any other equity interest in any corporation, partnership or similar entity that relates in any way to Seller.

    SECTION 3.6 FINANCIAL STATEMENTS. Schedule 3.6 contains the following financial statements of Seller (collectively, the "Financials"): (a) the balance sheet of Seller as of December 31, 1993, December 31, 1994 and December 31, 1995, and the related statements of operations for the twelve months then ended, and (b) the balance sheet of Seller as of July 15, 1996, and the related statement of operations for the period from January 1, 1996 through July 15, 1996. Each of the balance sheets and statement of operations constituting part of the Financials have been prepared in accordance with GAAP consistently applied with prior periods, are complete and correct and fairly present the financial condition and results of operations of Seller for the periods indicated thereon, and contain and reflect reserves for all liabilities and obligations of any nature, whether absolute, contingent or otherwise, except for reserves not required to be maintained under GAAP. The Financials do contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business.

    SECTION 3.7 ABSENCE OF CERTAIN CHANGES. Since December 31, 1995, there has not occurred:

    (a) Any adverse change in the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of Seller not reflected in the Financials and that has resulted in or may result in a loss to Seller of more than $5,000 in the aggregate;

    (b) Any guarantee by Seller of any obligation, or any mortgage, pledge or encumbrance on any of the properties or assets of Seller;

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    (c)  Any amendment or modification of any Material Contract, or any termination of any agreement that would have been a Material Contract were such agreement in existence on the date hereof;

    (d) Any transaction by Seller, whether or not covered by the foregoing, not in the ordinary course of business, including, without limitation, any purchase or sale of any assets;

    (e) Any alteration in the manner of keeping the books, accounts or records of or pertaining to Seller, or in the accounting practices therein reflected;

    (f)  Any loss or threatened loss of a customer or customers;

    (g) Any damage or destruction to, or loss of, any assets or property owned, leased or used by Seller (whether or not covered by insurance); or

    (h) Any agreement to do any of the things described in the preceding subsections (a) - (g) of this Section 3.7.

    SECTION 3.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected in the Financials, there are no liabilities of Seller, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

    SECTION 3.9 LOSS CONTRACTS. Seller does not have any Contracts on which Seller expects to lose money. As used in this Section, "lose money" means that the sales price for products under the purchase agreement, order or contract is less than the sum of Seller's cost of goods sold, including labor, materials and overhead.

    SECTION 3.10 PROGRESS AND OTHER PAYMENTS. Seller has not received any unliquidated progress payments, milestone payments, advance payments, deposits or other similar payments from customers with respect to the Contracts.

    SECTION 3.11 LETTERS OF CREDIT, BONDS, ETC. (a) Seller is not the beneficiary of any letters of credit, performance or other bonds, or any other financial instruments guaranteeing the payment or performance of any third party under any Contract, and (b) Seller is not required to provide any letter of credit, performance or other bond, or any other financial instrument for the purpose of guaranteeing Seller's payment or performance under any Contract.

    SECTION 3.12 MACHINERY, EQUIPMENT AND OTHER PERSONAL PROPERTY. Seller owns all of the Equipment. All such Equipment is sold "as is, where is," but is sufficient to carry on the business of Seller in the normal course as it is presently conducted.

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    SECTION 3.13 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE.

    (a) All of Seller's accounts receivable ("Accounts Receivable") are properly reflected on its books and records, are valid receivables subject to no disputes, setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts. Schedule
3.13 is an accurate aging of Seller's Accounts Receivable at August 31, 1996.

    (b) All of the Assumed Liabilities were incurred in the ordinary course of business and none is payable to any Affiliate of Seller or the Shareholder or any Affiliate of the Shareholder.

    SECTION 3.14 REAL PROPERTY. Seller does not own any real property. Each lease (a "Lease") of real property relating to Seller (the "Real Property") is valid, binding, enforceable and in full force and effect, and will be novated in favor of Buyer as at Closing. No default or breach has occurred under any Lease, and no event has occurred which, with the passage of time or giving of notice or both, would constitute a breach or default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of Seller. All such Real Property, including all buildings, fixtures, mechanical systems (including electrical, plumbing and heating), and roof and structural systems, are in good operating condition and repair, ordinary wear and tear excepted. No material expenditures are required or anticipated to be required to be made by Seller for the repair or maintenance of any improvements presently on any such Real Property. Such Real Property currently is served by such gas, electricity, water, sewage and waste disposal and/or other utilities as are adequate to operate such facility as it is currently operated.

    SECTION 3.15 ENVIRONMENTAL MATTERS.

    (a) Seller has complied and is in compliance in all material respects with all applicable Environmental Protection Laws pertaining to any of its properties and assets (including the Real Property) at which the business of Seller has ever been conducted, and the use and ownership thereof, and to the operation of Seller. No violation by Seller is being alleged of any applicable Environmental Protection Law relating to any of the properties and assets at which the business of Seller has ever been conducted (including the Real Property) or the use or ownership thereof, or to the operation of Seller.

    (b) (i) Neither Seller nor any other Person (including any tenant or subtenant) has caused or taken any action that will result in, and Seller is not subject to, any material liability or obligation on the part of Seller or any of its Affiliates, relating to (A) the environmental conditions on, under, or about the Real Property or other properties or assets owned, leased, operated or used by Seller or any predecessor thereto at the present time or in the past, including without limitation, the air, soil and groundwater conditions at such properties or (B) the past or present use, management, handling, transport, treatment, generation, storage, disposal or release of any Regulated Substance.

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    (ii) Seller has disclosed and made available to the Buyer all information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to any Seller relating to
(A) the environmental conditions on, under or about the Real Property or other properties or assets owned, leased, operated or used by Seller or any predecessor in interest thereto at the present time or in the past, and (B) any Regulated Substance used, managed, handled, transported, treated, generated, stored or released by Seller or any other Person on, under, about or from the Real Property, and (C) the use or operation of any of the properties and assets of Seller, and (D) Seller.

    SECTION 3.16 INTANGIBLE PERSONAL PROPERTY.

    (a) Seller has no: (i) patent, patent application, copyright, copyright application, trademark, trademark application (in any such case, whether registered or to be registered in the United States of America or elsewhere), process, invention, trade secret, trade name, computer program, formula and customer list (collectively, the "Intangible Personal Property"), or (ii) any licenses or similar agreements or arrangements ("Licenses") to which Seller is a party either as licensee or licensor for each such item of Intangible Personal Property.

    (b) There have been no actions or other judicial or adversary proceedings involving Seller concerning any item of Intangible Personal Property, and, to the knowledge of Seller, no such action or proceeding is threatened and no claim or other demand has been made by any Person relating to any item of Intangible Personal Property.

    (c) Seller has the right and authority to use each item of Intangible Personal Property in connection with the conduct of its businesses in the manner presently conducted and to convey such right and authority, and such use does not conflict with, infringe upon or violate any patent, copyright, trademark or registration of any other person or entity.

    (d) There are no outstanding or, to the knowledge of Seller, threatened disputes or disagreements with respect to any License.

    (e) No employee of Seller is in violation of any term of any employment contract, proprietary information and inventions, agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with Seller or, to the actual knowledge of Seller, any previous employer.

    (f) The conduct by Seller of its business, and the manufacture and sale by Seller of its products, does not conflict with, infringe upon or violate any patent, copyright, trademark or registration of any other person or entity.

    SECTION 3.17 LABOR AND EMPLOYMENT AGREEMENTS. Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of Seller. Since January 1, 1993,

                                          13

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there has not occurred or, to the best knowledge of Seller after due inquiry, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of Seller. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, or to the best knowledge of Seller after due inquiry, threatened with respect to any employee of Seller. Seller has complied with all provisions of applicable law pertaining to the employment of employees, including, without limitation, all such laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, except for any failure so to comply that, individually or together with all such other failures, has not and will not result in a liability or obligation on the part of the Buyer, and has not had or resulted in, and will not have or result in, an adverse effect on the business, operations or prospects of Seller.

    SECTION 3.18 EMPLOYEE BENEFIT PLANS: ERISA. Other than a SEP plan Seller does not maintain or contribute to (i) any employee pension benefit plan as defined in Section 3(2) of ERISA, (ii) any employee welfare benefit plan as defined in Section 3(a) of ERISA, (iii) any profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, severance or incentive plan or agreement, (iv) any plan or policy providing for "fringe benefits" to its employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs, or (v) any other Employment-Related Agreements, in any case under which employees or former employees of Seller primarily employed in connection with the operation of Seller are eligible to participate or derive a benefit (collectively, "Employee Benefit Plans"). Seller has no liabilities to any person under its SEP plan. Seller has not made contributions to, has never been a member of a controlled group which has contributed to and has never been under common control with an employer that contributed to any multi employer plan as defined in Section 3(37) of ERISA. Seller has provided Buyer with true and correct copies of all Employee Benefit Plans.

    SECTION 3.19 MATERIAL CONTRACTS AND RELATIONSHIPS.

    (a)  Except for agreements specifically identified on other Schedules,
Schedule 3.19(a) sets forth a complete and correct list of the following:

         (i) All agreements (or groups of agreements with one or more related entities) between Seller and any customer or supplier in excess of $5,000 and all agreements and blanket purchase orders extending beyond one year;

         (ii) All agreements that create or continue any claim, lien, charge or encumbrance against, or right of any third party with respect to, any of the Assets;

         (iii) All agreements by which Seller leases any capital equipment and all other leases involving Seller as lessee or lessor;

         (iv) All agreements to which Seller is a party not in the ordinary course of business;

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

         (v) All agreements to which Seller, on the one hand, and any of Seller's Affiliates (all such Affiliates being collectively referred to hereon as "Related Parties"), on the other hand, are parties or by which they are bound that relates to or is connected in any way with Seller or its operations, business or prospects;

         (vi) All contracts or commitments relating to commission arrangements with others;

         (vii)   All license agreements, whether as licensor or licensee;

         (viii) All agreements between Seller and its sales representatives, distributors and dealers;

         (ix) All agreements between Seller and its customers relating to volume rebates or price reductions;

         (x) All other agreements to which Seller is a party or by which it is bound and that involve $5,000 or more or that extend for a period of one year or more; and

         (xi) All other agreements to which Seller is a party or by which it is bound and that are or may be material to the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of Seller.

As used in this Section 3.19, the word "agreement" includes both oral and written contracts, leases, understandings, arrangements and all other agreements. The term "Material Contracts" means the agreements of Seller required to be disclosed or Schedule 3.19(a), including agreements specifically identified in other Schedules.

    (b) All of the Material Contracts are in full force and effect, are valid and binding and are enforceable in accordance with their terms in favor of Seller. There are no liabilities of any party to any Material Contract arising from any breach or default of any provision thereof and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by any party thereto.

    (c) Seller has fulfilled all material obligations required pursuant to each Material Contract to have been performed by Seller prior to the date hereof, and Seller has no reason to believe that Seller will not be able to fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

    (d) Seller has maintained and continues to maintain good relations with its customers, and agents of, and suppliers to Seller, and Seller has no reason to believe that such relations will in the foreseeable future deteriorate or suffer any changes adverse to Seller.

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

    SECTION 3.20 INVENTORY. The Inventory is good and merchantable material, of a quantity and quality saleable in the ordinary course of business of Seller, is not defective, and is carried on the books and records of Seller at the lower of cost or market consistent with the past practices of Seller. The quantities of all Inventory are reasonable and justified in the present circumstances, and have been maintained at a level consistent with meeting delivery dates on firm customer backlog at least since December 31, 1995.

    SECTION 3.21 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Seller nor any employee, agent or other person acting on Seller's behalf, including, but not limited to, any Seller, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) relating in any way to the business of Seller (i) that would subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) that, if not given in the past, would have had an adverse effect on the business of Seller.

    SECTION 3.22 TRANSACTIONS WITH RELATED PARTIES. Except as set forth on
Schedule 3.22, (i) there have been no transactions by Seller with any Related Party since April 1, 1994 and (ii) there are no agreements or understandings now in effect between Seller and any Related Party, in either case that relates to or is connected in any way with Seller or its operations, business or prospects. In addition, none of the transactions with any Related Parties that have occurred since April 1, 1994 has provided to Seller assets, income, financing or business on a basis significantly more or less favorable than that available from unaffiliated persons. Schedule 3.22 also (i) states the amounts due from Seller to any Related Party and the amounts due from any Related Party to Seller, (ii) describes the transactions out of which such amounts due arose and
(iii) describes any interest of any Seller or Related Party in any supplier or customer of, or any other entity that has had business dealings with, Seller since April 1, 1994. After the Closing, there will be no obligations or other liabilities, including inter-company obligations, between Seller, on the one hand, and Seller or any Related Party, on the other hand, other than pursuant to this Agreement.

    SECTION 3.23 COMPLIANCE WITH LAWS. The operation, conduct and ownership of the property or business of Seller are being, and at all times have been, conducted, in all material respects, in full compliance with all federal, state, local and other (domestic and foreign) laws, rules, regulations and ordinances and all judgments and orders of any court, arbitrator or governmental authority applicable to it.

    SECTION 3.24 LITIGATION. There is no legal, administrative, arbitration or other proceeding, or any governmental investigation, pending or, to the knowledge of Seller, threatened against or otherwise affecting Seller, or any of its assets, and Seller is not aware of any fact that might reasonably be expected to form the basis for any such proceeding or investigation relating in any way to Seller.

    SECTION 3.25 TAXES. Except to the extent a breach hereof could not have an adverse effect on the business, operations or prospects of Seller or the value of the Assets:

    (a) Seller has timely filed all Tax returns and reports required to have been filed by it for all taxable periods ending on or prior to the date hereof, and has paid all Taxes due to any taxing authority with respect to all taxable periods ending on or prior to the date hereof, or otherwise attributable to all periods prior to the date hereof. The Tax returns and reports filed are true and correct in all material respects and reflect accurately all liability for Taxes for the periods covered thereby;

    (b) Seller has not received notice that the IRS or any other taxing authority has asserted against Seller any deficiency or claim for additional Taxes in connection therewith;

    (c) All Tax deficiencies asserted or assessed against Seller have been paid or finally settled and no issue has been raised by the IRS or any other taxing authority in any examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Further, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to periods which have not been examined by the IRS or any other taxing authority;

    (d) There is no pending or, to the knowledge of Seller, threatened action, audit, proceeding, or investigation with respect to (i) the assessment or collection of Taxes or (ii) a claim for refund made by Seller with respect to Taxes previously paid;

    (e) All amounts that are required to be collected or withheld by Seller, or with respect to Taxes of Seller, have been duly collected or withheld: all such amounts that are required to be remitted to any taxing authority have been duly remitted;

    (f) Seller has not waived any statute of limitations with respect to the assessment of any Tax; and

    (g)  There are no liens for Taxes due and payable upon any Assets.

    SECTION 3.26 INSURANCE. Schedule 3.26 sets forth a complete and correct list of all insurance policies and of all claims made by Seller on any liability or other insurance policies (or to the extent Seller is self insured that would have been made on such policies) during the past five years (other than workers' compensation claims). Schedule 3.26 is a complete and correct list of all insurance currently in place (or, to the extent Seller is self-insured, would have been in place and is reserved for or otherwise formally or informally provided for) and accurately sets forth the coverages, deductible amounts, carriers and expiration dates thereof relating to or in connection with Seller. No notice or other communication has been received by Seller from any insurance company within the five years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of its insurance policies relating to or in connection with

Seller, and, to the knowledge of Seller, no such cancellation, amendment or increase of premiums is threatened. Such insurance will cover any liability arising out of any injury to persons or property as a result of products designed, used, manufactured, sold or leased, or any services performed by, Seller for a period of at least three years, or Seller will obtain discontinued product liability coverage for such period.

    SECTION 3.27 NO POWERS OF ATTORNEY OR SURETYSHIPS. With respect to Seller,
(i) Seller has not granted any general or special powers of attorney and (ii) Seller does not have any obligation or liability (whether actual, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, obligor on an asset or income maintenance agreement or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

    SECTION 3.28 BROKERAGE FEES. No Person is entitled to any brokerage or finder's fee or other commission from Seller in respect of this Agreement or the Transactions.

    SECTION 3.29 PRODUCT WARRANTY AND LIABILITY. Each product of Seller designed, used, manufactured, sold or leased by Seller and all services performed by Seller have been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no liability and there is no basis for any present or future action, suit or proceeding giving rise to any liability, for replacement or repair thereof or other damages in connection therewith, subject only to returns of product for warranty in the ordinary course of business not exceeding one percent (1%) of sales of Seller in any calendar year. Seller does not have any liability, and there is no basis for any present or future action, suit or proceeding giving rise to any liability, arising out of any injury to persons or property as a result of any products designed, used, manufactured, sold or leased or any services performed by Seller. Seller has not received any notice that an action, suit or proceeding has been, or in the future may be, made alleging that products or services of Seller are or were defective or deficient in any way.

    SECTION 3.30 CONSENTS AND APPROVALS. Except as set forth in Schedule 3.30, the execution and delivery of this Agreement by Seller do not, and the performance of the Transactions contemplated by this Agreement by Seller will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any governmental or regulatory authority or any other Person.

    SECTION 3.31 DISCLOSURE. The information provided by Seller in connection with this Agreement, including, without limitation, the schedules hereto, and in any other writing pursuant hereto does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available by Seller to Buyer pursuant hereto were or will be complete and accurate records of such documents.

                                      ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to Seller and Shareholder that:

    SECTION 4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted.

    SECTION 4.2 AUTHORITY OF BUYER. Buyer has all necessary authority and power to enter into this Agreement and to carry out the Transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection therewith. This Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement do not, and the performance by Buyer of the Transactions contemplated hereby will not:

    (i) violate any provision of the Articles of Incorporation or by-laws of Buyer;

    (ii) violate any laws of the United States, or any state or other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; or

    (iii) result in a violation or any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which it or its properties is bound.

    SECTION 4.3 OWNERSHIP OF CAPITAL STOCK OF BUYER. Advanced Materials Group, Inc., a Nevada corporation, owns beneficially and of record all of the issued and outstanding shares of Buyer.

    SECTION 4.4 SUFFICIENT FUNDS. Buyer has and will have funds sufficient to satisfy the sums due at Closing as set forth in this Agreement and to perform and discharge the Assumed Liabilities.

    SECTION 4.5 BROKERAGE FEES. No Person is entitled to any brokerage or finder's fee or other commission from Buyer in respect of this Agreement or the Transactions.

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

    SECTION 4.6 DISCLOSURE. The information provided by Buyer in this Agreement and in any other writing furnished pursuant hereto does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available by Buyer to Seller pursuant hereto were or will be complete and accurate records of such documents.

                                      ARTICLE V

                        CERTAIN AGREEMENTS AND UNDERSTANDINGS

    SECTION 5.1 USE OF NAME. Buyer acknowledges that it is not acquiring an interest in the name "Gasket and Molded Products" and Buyer covenants and agrees that it shall not use such name; provided that Buyer may use the name "Gasket and Molded Products" and any trademarks related thereto to the extent such name or mark is printed or otherwise appears on Inventory or other Assets, or in connection with any public announcement of the purchase by Buyer of the Assets, or for a period of three months following the Closing to the extent Buyer desires to utilize any sales brochures previously published by Seller.

    SECTION 5.2 COLLECTION OF ASSETS. Subsequent to the Closing, Seller agrees that it will promptly transfer or deliver to Buyer from time to time, any assets, cash or other property that Seller may discover or receive with respect to any contracts, commitments, sales orders, purchase orders or any other items included in the Assets.

    SECTION 5.3 AGREEMENT NOT TO COMPETE.

    (a) From the Closing Date to and including the fifth anniversary of the Closing Date (or, in the case of Richard S. Rouse, the fifth anniversary of the termination of his employment with the Company), Seller and Shareholder and Neal
M. Price hereby agree that he or it and its Affiliates shall not, directly or indirectly, engage or be interested in any business that competes with, and shall not, directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation), joint venturer, or otherwise engage or invest or participate in, any business that competes with the business of Seller as conducted on the date hereof in any county or any other political subdivision of any of the following states: California, Oregon, Texas, Colorado, Utah, New Mexico, Arizona and Wyoming. All of the parties agree that the duration and area for which the covenant not to compete set forth in this Section 5.3 is to be effective are reasonable. In the event that any court determines that the time period or the geographical areas provided for in this Section 5.3, or both of them, are unreasonable and that such covenant is to that extent unenforceable, such covenant shall remain in full force and effect for the greatest time period and in the greatest geographical area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where this covenant is intended to be effective.

    (b) The parties agree that damages would be an inadequate remedy for Buyer in the event of a breach or threatened breach of this Agreement and thus, in any such event, Buyer may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting any of Seller or any Shareholder or its Affiliates from violating this Agreement.

    SECTION 5.4 PRODUCT WARRANTY MATTERS.

    (a) As stated in Section 2.3, Buyer is not assuming any liabilities or obligations of Seller for defective products or breach of warranty arising from or relating to the design, use, manufacture, testing, sale or lease of any products of Seller by Seller prior to the Closing Date. However, from the Closing Date until the date of final disbursement of funds referred to in
Section 2.5(c)(iii), Buyer will provide warranty service on behalf of Seller, in accordance with Buyer's normal business practices, with respect to warranties on products of Seller sold by Seller prior to the Closing Date (the "Pre-Closing Warranties"). Seller shall reimburse Buyer for all of Buyer's costs of labor and materials, including overhead allocated to the cost of such labor and materials in accordance with Buyer's standard practices (collectively, "Buyer's Warranty Costs"), with respect to Buyer's performance in accordance with the Pre-Closing Warranties.

    (b) Buyer shall provide to Seller such information and documentation as Seller reasonably requests in order for Seller to calculate the amount of Buyer's Warranty Costs owed by Seller to Buyer. Seller shall provide to Buyer such information and documentation as Buyer reasonably requests in order for Seller to provide warranty service in accordance with Section 5.4(a) with respect to Pre-Closing Warranties.

    SECTION 5.5 CONDUCT OF BUSINESS. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by the Buyer in writing, Seller will:

    (a) carry on the business of Seller in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present significant employees, and preserve its relationship with customers, suppliers and others having business dealings with it, to the end that the goodwill and going business of Seller shall be in all material respects unimpaired following the Closing;

    (b) pay accounts payable and other obligations of Seller when they become due and payable in the ordinary course of business consistent with prior practice;

    (c) perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting Seller or the Assets, and comply in all material respects with all laws applicable to the Assets or Seller;

    (d) not enter into or assume any material agreement, contract or instrument relating to Seller, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

    (e) not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed in the operation of Seller or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee; and

    (f) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 3.7.

    SECTION 5.6 NO SOLICITATION. During the term of this Agreement, none of Seller, any of its Affiliates or any Person acting on its or their behalf shall
(i) solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of any properties and assets held for use in connection with, necessary for the conduct of, or otherwise material to, Seller or (ii) furnish or cause to be furnished any non-public information concerning Seller to any Person (other than the Buyer and its agents and representatives), other than in the ordinary course of business or pursuant to applicable law and after prior written notice to the Buyer. Seller shall not sell, transfer or otherwise dispose of, grant any option or proxy to any Person with respect to, create any lien upon, or transfer any interest in, any Asset, other than in the ordinary course of business and consistent with this Agreement.

    SECTION 5.7 ACCESS AND INFORMATION. So long as this Agreement remains in effect, Seller will (and will cause each of its Affiliates and their respective accountants, counsel, consultants, employees and agents) give Buyer and Buyer's accountants, counsel, consultants, employees and agents, full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of such Person's properties, assets, books, contracts, commitments, reports and records relating to Seller, as Buyer shall from time to time reasonably request. In addition, Seller will permit Buyer and its accountants, counsel, consultants, employees and agents reasonable access to such personnel of Seller during normal business hours as may be necessary or useful to the Buyer in its review of the properties, assets and business affairs of Seller and the above-mentioned documents, records and information. Seller will keep Buyer generally informed as to the affairs of Seller.

    SECTION 5.8 PUBLIC ANNOUNCEMENTS. Except as required by applicable law, Seller shall not, and it shall not permit any Affiliate to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Buyer.

    SECTION 5.9  FURTHER ACTIONS.

    (a) Seller agrees to use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

    (b) Seller will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to applicable law in connection with the transactions contemplated hereby.

    (c) Seller, as promptly as practicable, will use all reasonable efforts to obtain, or cause to be obtained, all consents (including, without limitation, all governmental approvals and any consents required under any Contract and all consents listed on Schedule 3.30) necessary to be obtained in order to consummate the sale and transfer of the Assets.

    (d) At all times prior to the Closing, Seller shall promptly notify Buyer in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Section 6.2 to be satisfied, promptly upon either of them becoming aware of same.

    SECTION 5.10 EMPLOYEES. Buyer agrees promptly following the Closing to offer employment as an employee-at-will to each person employed by Seller on the date preceding the Closing Date at the same salary and wage rate as then in effect for such employee as reflected in the books and records of Seller, provided that Buyer may adopt or put into effect different work and benefit policies and Employee Benefit Plans at Buyer's sole discretion. Seller shall be responsible for any severance benefits due to any of its employees who do not accept employment with Buyer. Buyer will provide those employees who accept service with Buyer a service date as at Closing equal to their service date with Seller, and such persons will become eligible for medical benefits under Buyer's plans on the first day of the fourth calendar month following the Closing Date. Prior to such date of coverage, such employees will receive medical coverage under the provisions of Seller's existing health insurance coverage at Buyer's cost, and Seller hereby covenants to Buyer that such continuing coverage is permitted under such plans. Any employee contributions previously withheld by Seller to offset Seller's cost of providing such extended coverage shall be withheld from such continuing employees by Buyer for the period during which such employees are employed by Buyer but are receiving medical coverage pursuant to Seller's existing plan, and such monies shall be remitted to Seller as soon as reasonably practicable. After the Closing Buyer shall provide a pool equal to 7% of gross wages paid to such continuing employees (other than Shareholder) to be distributed among such employees (other than Shareholder) at the discretion of Shareholder as wage or salary increases.

    SECTION 5.11 ACCOUNTS RECEIVABLE. In the event that all Accounts Receivable are not collected by Buyer within 120 days after the Closing Date, despite reasonable efforts by Buyer to so collect (which shall not include resort to, or threat of, litigation), Seller promptly shall purchase such accounts receivable from Buyer for an amount equal to the aggregate outstanding balance thereof.

    SECTION 5.12 FINANCING STATEMENTS. Seller shall cause Norwest Bank and any other creditor to file termination statements closing all open financing statements presently on file covering any of the Assets.

                            ARTICLE VI

                        CLOSING CONDITIONS

    SECTION 6.1 CONDITIONS TO SELLER OBLIGATIONS. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

    (a) The representations and warranties of Buyer set forth herein shall be true and correct at and as of the Closing Date;

    (b) Buyer shall have performed and complied with all of its covenants hereunder through the Closing;

    (c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

    (d) Buyer shall have delivered to Seller a certificate to Seller a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(c) is satisfied in all respects;

    (e) Buyer shall deliver to Seller: (i) the Purchase Price to the extent deliverable in accordance with Section 2.5; and (ii) a Fund Trust Agreement in the form of Exhibit 2.5(c) hereto; and

    (f) All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Seller. Seller may waive any condition specified in Section 6.1 if it executes a writing so stating at or prior to the Closing.

    SECTION 6.2 CONDITIONS TO BUYER OBLIGATIONS. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

    (a) The representations and warranties of Seller set forth herein shall be true and correct at and as of the Closing Date;

    (b) Seller shall have performed and complied with all of its covenants hereunder through the Closing;

    (c) Seller shall have procured all of the consents and approvals specified in Schedule 3.30;

    (d) No action, suit, or proceeding shall be pending of threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Buyer to own the Assets or to operate Seller.

    (e) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(d) is satisfied in all respects;

    (f) Seller shall deliver to Buyer (i) a Bill of Sale; (ii) copies of termination statements terminating all open UCC-1 financing statements; (iii) an Assignment or Novation of Lease as described in Section 2.7(b) hereof; and (iii) a Fund Trust Agreement in the form of Exhibit 2.5(c) hereto;

    (g) Buyer shall have entered into an employment agreement with Richard S. Rouse in the form of Exhibit 6.2(g) hereto and otherwise satisfactory to Buyer in its sole discretion;

    (h) Buyer shall be satisfied with the results of its due diligence investigation, in its sole discretion;

    (i) Buyer shall have received an opinion of Donald Glenn Peterson, Esq., counsel to Seller, in the form of Exhibit 6.2(i) hereto and otherwise in form and substance satisfactory to Buyer in its sole discretion; and

    (j) All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Buyer. Buyer may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

                                     ARTICLE VII

                                   INDEMNIFICATION

    SECTION 7.1 INDEMNIFICATION BY SELLER AND SHAREHOLDER. Seller and Shareholder shall, jointly and severally, indemnify and hold harmless Buyer and each of its Affiliates, directors, officers, employees, attorneys, agents, representatives, successors and assigns (collectively, the "Affiliated Parties") in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, any attorneys', accountants' and consultants' fees and other expenses, including any such expenses incurred in connection with investigating, defending against or settling any such claims) (collectively, "Losses") reasonably incurred by Buyer or its Affiliated Parties, in connection with, or resulting from, each and all of the following:

    (a) Any breach of any representation or warranty made by Seller or Shareholder in this Agreement or pursuant hereto or in any document or instrument delivered by Seller or Shareholder pursuant hereto;

    (b) Any misrepresentation contained in any written statement or certificate furnished by any Seller or Shareholder pursuant to this Agreement or in connection with the Transactions;

    (c) Any breach of any covenant, agreement or obligation of Seller or Shareholder contained in this Agreement or any other document or instrument contemplated by this Agreement or delivered pursuant hereto;

    (d) Any failure by Seller or Shareholder to perform and discharge any of the Excluded Liabilities;

    (e) (i) Any violation by Seller of any Environmental Protection Laws (as amended or supplemented from time to time) prior to the Closing Date, (ii) any liabilities arising under Environmental Protection Laws (as amended or supplemented from time to time) as a result of the conduct of the business of Seller prior to the Closing Date, (iii) any contamination of soil, groundwater or other environmental media by or with any Regulated Substance on, in or under the Real Property or, as a result of the operation of Seller's business, about the Real Property; and (iv) any matters described in Section 3.15, whether or not Seller had knowledge of such matters;

    (f) (i) Any Taxes of Seller or its Affiliates, whether relating to periods before or after the Closing Date, (ii) any Taxes arising in connection with the Transactions, and (iii) any liability of Seller for Taxes of any other Person, as a transferee or successor, by contract or otherwise;

    (g) Any injury to persons or death or property damage resulting from or contributed to, by any products designed, manufactured, sold or leased by Seller, or any services performed, or actions taken, by Seller prior to the Closing Date;

    (h) Any liability to any employee, former employee or beneficiary of any of them arising under the provisions of the Consolidated Omnibus Budget Reconsolidation Act of 1985, as amended, with respect to any qualifying event, as defined in Section 4980B of the Code, occurring through the Closing Date; and

    (i) Any violation of any laws, rules or regulations relating to United States government contracts or subcontracts, including the Federal Acquisition Regulations and related cost accounting standards, including without limitation any such laws or regulations relating to defective pricing.

    No claim, demand, suit or cause of action shall be brought against Seller or Shareholder under Sections 7.1(a) or (b) unless and until the aggregate amount of claims under such Sections 7.1(a) or (b) exceeds $5,000, in which event Buyer and its Affiliated Parties shall be entitled to indemnification from Seller or Shareholder for all claims hereunder relating back to the first dollar. Notwithstanding the foregoing, such limitations do not apply to the indemnification obligations of Seller or Shareholder set forth in Sections 7.1(c), (d), (e), (f), (g), (h) or (i).

    SECTION 7.2 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Seller in respect of any and all Losses, reasonably incurred by Seller, in connection with, or resulting from, each and all of the following:

    (a) Any breach of any representation or warranty made by Buyer in this Agreement or pursuant hereto or in any document or instrument delivered by Seller; or

    (b) Any misrepresentation contained in any written statement or certificate furnished by Buyer pursuant to this Agreement or in connection with the Transactions; or

    (c) Any breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other document or instrument contemplated by this Agreement or delivered pursuant hereto.

    No claim, demand, suit or cause of action shall be brought against Buyer under Sections 7.2(a) or (b) unless and until the aggregate amount of claims under such Sections 7.2(a) or (b) exceeds $5,000, in which event, Seller shall be entitled to indemnification from Buyer for all claims hereunder relating back to the first dollar. Notwithstanding the foregoing, such limitations do not apply to the indemnification obligations of Buyer set forth in Section 7.2(c).

    SECTION 7.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified party") shall promptly notify the party obligated to provide indemnification (the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim; PROVIDED, HOWEVER, that the failure to so notify the indemnifying party shall not relieve the indemnifying party of its obligation hereunder to the extent such failure does not materially prejudiced the indemnifying party. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

    SECTION 7.4 DEFENSE CLAIMS. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense and with counsel reasonably satisfactory to the indemnified party may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if (a) the indemnifying party acknowledges to the indemnified party in writing, within fifteen (15) days after receipt of notice from the indemnified party, its obligations to indemnify the indemnified party with respect to all elements of such claim, (b) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not in the good faith judgment of the indemnified party, likely to establish a pattern or practice adverse to the continuing business interests of the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; PROVIDED, HOWEVER, that if there are one or more legal defenses available to the indemnified party that conflict with those available to the indemnifying party, or if the indemnifying party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the indemnified party that it believes the indemnifying party has failed to do so, the indemnified party may assume the defense of such claim; PROVIDED, FURTHER, that the indemnified party may not settle such claim without the prior written consent of the indemnifying party, which consent may not be unreasonably withheld. If the indemnified party assumes the defense of the claim, the indemnifying party shall reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party and the indemnifying party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

    SECTION 7.5 INTEREST. Any amount of money owed by an indemnifying party to an indemnified party hereunder shall be paid with interest, at an annual rate equal to the Prime Rate then in effect, from the date that the loss or damage was sustained or cash disbursement made by the indemnified party until such amount is paid by the indemnifying party.

    SECTION 7.6 MANNER OF INDEMNIFICATION. All indemnification payments hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability.

    SECTION 7.7 ADDITIONAL LIMITATIONS ON INDEMNIFICATION.

    (a) No claim for indemnification shall be made by Buyer pursuant to Sections 7.1(a), 7.1(b) or 7.1(c) or by Seller pursuant to Sections 7.2(a),(b) or (c) if made more than three (3) years after the Closing Date, provided, however, that claims for indemnification may be made by Buyer pursuant to Sections 7.1(a), 7.1(b) or 7.1(c) with respect to the representations and warranties made in Section 3.14 and Section 3.21 hereof for a period equal to the relevant statutes of limitation.

    (b) Notwithstanding the foregoing, the limitations set forth in Section 7.7(a) do not apply to the indemnification obligations of Seller set forth in Sections 7.1(d), 7.1(e), 7.1(f), 7.1(g), 7 1(h) and 7.1(i).

    (c) Notwithstanding the provisions of this Section 7.9 to the effect that an indemnifying party's obligations under such section shall expire at specified times set forth herein, such obligations shall continue (i) as to any matter as to which a claim is submitted in writing to the indemnifying party prior to such specified time and identified as a claim for indemnification pursuant to this Agreement and (ii) as to any matter that is based upon faud by the indemnifying party, until such time as such claims and matters are resolved.

                                     ARTICLE VIII

                                     TERMINATION

    SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

    (a)  by the written agreement of the Buyer and Seller;

    (b) by either Seller or Buyer by written notice to the other party if the Closing contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Los Angeles time on September 30, 1996, unless such date shall be extended by the mutual written consent of Seller and Buyer;

    (c) by Buyer by written notice to Seller if (i) the representations and warranties of Seller shall not have been true and correct in all respects as of the date when made or (ii) if any of the conditions set forth in Section 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Los. Angeles time on September 30, 1996, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

    (d) by Seller by written notice to Buyer if (i) the representations and warranties of Buyer shall not have been true and correct in all respects as of the date when made or (ii) if any of the conditions set forth in Section 6.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Los Angeles time on September 30, 1996, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

    SECTION 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates except for any liability resulting from such party's breach of this Agreement.

                                      ARTICLE IX

                                    MISCELLANEOUS

    SECTION 9.1 BULK SALES LAW. Seller represents that there is no applicable bulk sales law in connection with the transfer of the Assets under this Agreement.

    SECTION 9.2 FEES AND EXPENSES.

    (a) Seller, on the one hand, and Buyer, on the other hand, will bear their own expenses in connection with the negotiation and the consummation of the Transactions contemplated by this Agreement, including, without limitation, any broker's commission or finder's fee incurred by such party.

    (b) Seller will pay all costs incurred, whether at or subsequent to the Closing, in connection with the transfer of the Assets to Buyer as contemplated by this Agreement, including without limitation, all sales, use, excise, real property and other transfer taxes and charges applicable to such transfer and all costs of obtaining or transferring permits, registrations, applications and other tangible and intangible properties.

    SECTION 9.3 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

IF TO BUYER:                      Advanced Materials, Inc.
------------                      20211 S. Susana Road
                                  Rancho Dominguez, California 90221
                                  Telecopy:      (310) 763-6869
                                  Attention:     President

With a concurrent copy to:        Day Campbell & McGill
                                  3070 Bristol, Suite 650
                                  Costa Mesa, California 92626
                                  Telecopy:      (714) 429-2901
                                  Attention:     Leonard J. McGill, Esq.

IF TO SELLER OR SHAREHOLDER:      Gasket and Molded Products, Inc.
----------------------------      8218 E. Lakeshore Drive
                                  Parker, Colorado 80134
                                  Telecopy:      (303) 841-2933
                                  Attention:     Richard S. Rouse

With a concurrent copy to:        Donald Glenn Peterson, Esq.
                                  4242 E. Amherst Avenue
                                  Denver, Colorado 80222-6702
                                  Telecopy:      (303) 758-1091

    SECTION 9.4 ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement shall not be assignable by any of the parties. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

    SECTION 9.5 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal law, and not the law pertaining to conflicts or choice of law, of the State of Colorado.

    SECTION 9.6 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

    SECTION 9.7 COMPLETE AGREEMENT. This Agreement, the Exhibits and Schedules and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement among the parties with respect to the Transactions and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.

    SECTION 9.8 MODIFICATIONS. AMENDMENTS AND WAIVERS. This Agreement may be modified, amended or otherwise supplemented only by a writing signed by all of the parties. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

    SECTION 9.9 DUE DILIGENCE INVESTIGATION; KNOWLEDGE. All representations and warranties contained herein that are made to the knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof. Without limiting the foregoing sentence, when any fact is stated to be to the "knowledge of Seller," such reference shall mean that Seller knows or should have known of the existence or non-existence of such fact based upon a reasonable investigation and inquiry of the employees, accountants and attorneys of Seller.

    SECTION 9.10 LIMIT ON INTEREST. Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable law. In the event that an interest rate provided in this Agreement exceeds the maximum rate permitted by applicable law, such interest rate shall be deemed to be reduced to such maximum permissible rate.

    SECTION 9.11 ATTORNEYS' FEES AND COSTS. Should any party institute any action or proceeding in any court to enforce any provision of this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

    SECTION 9.12 FURTHER ASSURANCES. Each party shall execute and deliver such further instruments and take such further actions as any other party may reasonably request in order to carry out the intent of this Agreement and to consummate the Transactions.

    SECTION 9.13 CONTRACT INTERPRETATION: CONSTRUCTION OF AGREEMENT.

    (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, preamble, recital and party references are to this Agreement unless otherwise stated.

         (b) No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

    SECTION 9.14 ARBITRATION. Except as otherwise provided in Section 5.4 and subject to Section 9.5, any controversy, dispute or claim arising under or related to this Agreement shall be settled by arbitration conducted in Los Angeles, California in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof. The parties expressly provide that the provisions of
Section 1283.05 of the California Code of Civil Procedure are incorporated into, and made a part of, this Section 9.14. The decision of the arbitrator shall be final and binding upon the parties. The arbitrator shall be authorized to award any relief, whether legal or equitable, to the party so entitled to such relief.

    (b) In respect of any action, suit or other proceeding relating to the enforcement of the award rendered by the arbitrator pursuant to this Section 9.14, each party hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in the County of Los Angeles, State of California. EACH PARTY HEREBY WAIVES ANY RIGHT EACH MAY HAVE TO

ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS, OR TO OBJECT TO VENUE TO THE EXTENT THAT ANY ACTION, SUIT OR OTHER PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS
SECTION 9.14.

    SECTION 9.15 GUARANTEE OF OBLIGATIONS. The Shareholder hereby agrees that he is fully liable for each and every obligation, covenant or liability of Seller under this Agreement.

    IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.


                             BUYER
                             -----

                             ADVANCED MATERIALS, INC., a California corporation

                             By: /s/ Dave Lasnier
                                -------------------------------
                             Name: Dave Lasnier
                             Title: Executive Vice President/
                                    General Manager

                             SELLER
                             ------

                             GASKET AND MOLDED PRODUCTS, INC., a Colorado corporation

                             By: /s/ Richard S. Rouse
                                -------------------------------
                             Name: Richard S. Rouse
                             Title: President

                             SHAREHOLDER
                             -----------

                              /s/ Richard S. Rouse
                             ----------------------------------
                             Name: Richard S. Rouse


                             NEAL M. PRICE
                             -------------
                             (as to Section 5.3 only)

                             /s/ Neal M. Price
                             ----------------------------------
                             Name: Neal M. Price

                                   LIST OF EXHIBITS

Exhibit 2.5(c)                            Fund Trust Agreement

Exhibit 2.6                               Assignment or Novation of Lease

Exhibit 6.2(g)                            Employment Agreement

Exhibit 6.2(i)                            Opinion of Counsel


                                  LIST OF SCHEDULES

Schedule 2.1(a)                           Equipment List

Schedule 2.1(b)                           Inventory List

Schedule 2.1(c)                           Contract List

Schedule 2.2(iv)                          Excluded Inventory

Schedule 3.2                              Permits and Licenses

Schedule 3.6                              Financials

Schedule 3.13                             Receivables Aging

Schedule 3.19(a)                          Material Contracts

Schedule 3.22                             Related Party Transactions

Schedule 3.26                             Insurance

Schedule 3.30                             Consents Required